Exhibit 99.1
Clinical Data Issues Results for Fiscal First Quarter and Updates Strategic Initiatives
•	While discontinued operations contribute to anticipated lower quarter-over-quarter revenue, net loss still improves by 12%
•	Vilazodone Phase III clinical trial completed with data expected to be delivered on schedule in September
•	Secondary public offering raises net proceeds of $71.5 million after over-allotment option exercised
•	Unprofitable US based IVD business divested
NEWTON, Mass. — August 14, 2007 — Clinical Data, Inc. (NASDAQ: CLDA) today reported consolidated financial results for the Company’s fiscal first quarter ended June 30, 2007.
Revenue for the fiscal first quarter declined $3.6 million to $14.0 million, compared with the same period a year ago. The decrease was due to (i) the expected absence of one-time revenue items recognized in 2006 totaling $2.1 million related to Icoria’s discontinued agriculture business, (ii) a $1.0 million decline in OEM sales within the Company’s European IVD business, and (iii) a focus on internal laboratory projects associated with biomarker discovery and sequencing for the recently completed Phase III pivotal clinical trial of Vilazodone, Clinical Data’s drug candidate in development for depression. This internal focus on the development of genetic biomarkers was necessary to ensure the Phase III study’s successful and timely completion. Results of the Phase III study for Vilazodone and related genetic markers are expected to be announced in September 2007.
Despite the decline in revenue, the Company’s loss from continuing operations for fiscal first quarter 2008 improved by $800,000, or 12%, to $5.4 million, compared to the same period a year ago. Excluding non-cash items related to depreciation, amortization and stock-based compensation, the fiscal first quarter operating loss was $2.0 million. Included in the net loss from continuing operations for fiscal first quarter 2008 was $1.5 million of expense related to the Phase III clinical trial of Vilazodone, compared to $1.3 million in the prior year period. The Company also recorded as an off-set to operating expenses a one-time gain of $2.8 million from a breach of contract lawsuit settled during the first quarter.
The Company reported a loss of $0.54 per share in the fiscal first quarter 2008 from continuing operations applicable to common shareholders, compared to a loss of $0.66 per share applicable to common shareholders in fiscal first quarter 2007.
The Company generated net cash flow of $2.2 million during the 2008 fiscal first quarter, compared to $11.7 million in fiscal first quarter 2007. The increased net cash flow for the three months ended June 30, 2006 is attributable primarily to the receipt by the Company in the prior year period of net proceeds of approximately $16.9 million from the completion of a private placement in June 2006. The Company ended the current period at June 30, 2007 with cash and cash equivalents of $16.1 million.

At the close of business on August 10, 2007, the Company had approximately $81.7 million of cash and cash equivalents. The significant increase in cash since June 30, 2007, is related primarily to the receipt of net proceeds of approximately $71.5 million, after underwriting discounts and commissions, from the public offering of 3,450,000 shares of common stock completed in July, inclusive of the exercise of the over-allotment option by the underwriters in that transaction. Clinical Data’s largest stockholder and Chairman of its Board of Directors, Randal J. Kirk, through his affiliates, purchased an aggregate of 2,250,000 shares of the common stock sold in the public offering.
Drew Fromkin, President and CEO of Clinical Data, said, “The fiscal first quarter 2008 results reflect Clinical Data’s continuing focus on near term, strategic opportunities for its pharmacogenetic testing business and advancement of the Phase III clinical trial for Vilazodone, our drug candidate for the treatment of depression. These activities are a clear indication of our intention to target spending and resources toward becoming the leader in pharmacogenetic testing and targeted therapeutics. Our secondary public offering that was successfully completed in July, and the sale our unprofitable US based IVD business in June have allowed us to further focus our resources on the creation of value for our stockholders by prioritizing and investing in our strategic businesses.
“An on-going priority for Clinical Data over the past several months has been the completion of internal biomarker discovery efforts and the completion of our Phase III clinical trial for Vilazodone. As a result of this approach, we remain on track to unblind top line efficacy and biomarker data within the next several weeks and expect to release the results from the trial in this quarter. Should the clinical trial and our biomarker identification show promising results, we will proceed with a second Phase III pivotal trial, starting early in calendar 2008.
“We have also seen continued and growing acceptance of our Therapeutic Diagnosticstm assays marketed by our PGxHealthtm division. Representative of this growth, revenues from the FAMILION® test for Long QT and other cardiac channelopathies sold by PGxHealth increased by 6% to $841,000. This increase was achieved despite occurring during a period when instrumentation and resources were taxed due to internal Vilazodone marker discovery efforts. In addition, we are now in the process of rolling out a sales force to raise visibility and increase adoption of our PGxPredict tests; pursuing new genetic markers to advance our current tests and bring new tests to market; and investing in automation, information system upgrades and other key resources to increase capacity and reduce the cost per test in our CLIA labs.”
Evan Ballantyne, Senior Vice President and CFO of Clinical Data, remarked, “The completion of our public offering in July which raised $71.5 million in net proceeds for Clinical Data, provides us with the necessary capital to fund our operations for at least the next 12 to 24 months and pursue acquisition opportunities. Substantially all of our quarterly revenue decline over the prior year period was expected as a result of the planned discontinuation of our Icoria agricultural business, and we expect a similar but smaller effect on our revenue in the current quarter as the effect of the wind-down of this non-strategic asset is fully realized. Excluding non-cash items related to depreciation, amortization and stock-based compensation, the fiscal first quarter operating loss was $2.0 million. The focus of our spending going forward will be on Clinical Data’s key pharmacogenomic businesses.”

About Clinical Data, Inc.
Clinical Data, Inc. is a global biotechnology company unlocking the potential of molecular discovery, from targeted science to better healthcare. Its PGxHealth division focuses on genetic test and biomarker development to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its Cogenics division provides molecular and pharmacogenomics services to both research and regulated environments. Its Vital Diagnostics division offers in vitro diagnostics solutions for the clinical laboratory. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists, and health plans worldwide.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information about Clinical Data and its subsidiaries that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to raise cash or produce cash from operations sufficient to fund our current level of activities, including clinical trials; the effects of regulatory decisions and approvals (or failure to obtain approvals) on our drug candidates and other existing products; our ability to successfully integrate the operations, business, technology and intellectual property obtained in our acquisitions; our ability to continue to attract new customers and obtain new and expanded business opportunities from existing customers; continued growth in demand in the U.S. and abroad for products and services such as those we offer, and the effect of intensifying competition among a rising number of companies offering products and services similar to those we offer; our ability to expand our long-term business opportunities; our ability to maintain normal terms with our customers and partners; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether we will be able to finance our operations through sales of securities and/or cash generated from continuing operations; whether Vilazodone will advance further in the clinical trials process and whether and when, if at all, Vilazodone will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether Vilazodone will be successfully marketed if approved, and whether the Company will be able to successfully develop and market a companion biomarker for Vilazodone; whether our PGxPredict tests will gain wide acceptance in the market; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; our ability to achieve the expected synergies and operating efficiencies from all of our acquisitions; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and other risks contained in our various SEC reports and filings, including but not limited to our Annual Report on Form 10-K for the year ended March 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
Internet Website: www.clda.com
For More Information

Investors: Stephanie Carrington/Sara Ephraim 1-646-536-7017/7002	Media: Jason Rando/Janine McCargo 1-646-536-7025/7033
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